Exhibit 99.1

National & Retail Trades and First Call

For release: February 22, 2005 at 8:30 AM (EST)

KOHL'S CORPORATION ANNOUNCES RESTATEMENT OF FINANCIAL

STATEMENTS RELATED TO ACCOUNTING FOR LEASES AND RELATED DEPRECIATION

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No Effect on Historical or Future Cash Flows

MENOMONEE FALLS, WI … February 22/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation announced today that, as a result of a clarification issued by the SEC on February 7th, the Company has reviewed its lease accounting practices.  In consultation with its external auditor, Ernst & Young, Kohl’s Corporation will correct its method of accounting for leases related to stores that are located on leased land as well as for certain stores with operating leases to conform to this SEC clarification.  In addition, the Company will provide comparable historical information by restating its financial statements beginning with fiscal 1998.

Accounting for Certain Store Leases

Historically, when accounting for leases with renewal options, the Company recorded rent expense on a straight-line basis over the initial non-cancelable lease term, with the term commencing when actual rent payments began. Depreciation of the buildings, leasehold improvements and other long-lived assets on those properties occurred over a period that may have included both the initial non-cancelable lease and the option periods provided for in the lease.  Kohl’s previously believed that their audited financial statements, which reflected longstanding lease accounting treatments, were appropriate under generally accepted accounting principles.

The Company will revise its accounting to recognize rent expense on a straight-line basis over the expected lease term, including cancelable option periods where failure to exercise such options would result in an economic penalty. This accounting adjustment will result in Kohl’s using a time period for its straight-line rent expense calculation that equals or exceeds the time period used for depreciation.  In addition, the commencement date of the lease term will be the earlier of the date when Kohl’s becomes legally obligated for the rent payments or the date when the Company takes possession of the building for initial setup of fixtures and merchandise.

The resulting adjustments will not affect historical or future cash flows or timing of payments under related leases.

Impact of Accounting Change for Historical Periods

To provide comparable historical information, Kohl’s has decided to restate its financial statements beginning with the 1998 fiscal year through the first three quarters of fiscal 2004.  The effect on fiscal 1998 results includes the cumulative effect from the period 1986 through 1998.

SG&A expense for fiscal years ended 1998, 1999 and 2000 will increase by approximately $8 million, $2 million and $6 million, respectively.  Preopening expenses for fiscal years 1998, 1999 and 2000 will increase by approximately $6 million, $2 million, and $2 million, respectively.  Depreciation expense for fiscal years ended 1998,1999 and 2000 will increase by approximately $1 million in each year.  The restatement will decrease diluted net earnings per share by approximately $0.03, $0.01 and $0.02 for the fiscal years ended 1998, 1999, and 2000, respectively.

SG&A expense for fiscal years ended 2001, 2002 and 2003 will increase by approximately $8 million, $9 million and $10 million, respectively.  Preopening expenses for fiscal years 2001, 2002 and 2003 will increase by approximately $3 million, $2 million, and $4 million, respectively.  Depreciation expense for fiscal years ended 2001, 2002, and 2003 will increase by approximately $1 million, $2 million, and $3 million, respectively.  The restatement will decrease diluted net earnings per share by approximately $0.02, $0.02 and $0.03 for the fiscal years ended 2001, 2002, and 2003, respectively.

Impact of Accounting Change on Fiscal 2004

SG&A expense for the first three quarters of fiscal 2004 will increase by approximately $3 million each quarter.  Preopening expense will increase by approximately $1 million in the first and third quarters of fiscal 2004.  Depreciation expense for the first three quarters of fiscal 2004 will increase by approximately $1 million in each quarter.  The restatement will decrease diluted net earnings per share by approximately 1 cent in each quarter.

The impact in the fourth quarter of fiscal 2004 is expected to be approximately $3 million in SG&A expense and $1 million in depreciation expense.  The impact on net income for the fourth quarter of fiscal 2004 is expected to be approximately $2 million.  As a result, the full year impact on fiscal 2004 earnings per share will be approximately $0.03 per diluted share.

The restated financial statements will be reflected in the Fiscal 2004 10-K filing.

Fourth Quarter Earnings Release

Kohl’s Corporation will release its fourth quarter earnings report on February 24, 2005 at 4:00 PM (EST). A conference call is scheduled at 5:00 PM (EST). Interested parties will have the opportunity to listen to the conference call by dialing 847-619-6368 ten minutes prior to the start of the call.  A replay of the call will be available for 36 hours at (630) 652-3018, Pass code: 10753005.

In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Company News”), or through Broadcast Networks’ Vcall web site located at http://www.vcall.com.  To listen to the call, please go to either web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Vicki Shamion, Director of Public Relations, (262) 703-1464

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